Filed Pursuant to Rule 433

Registration No. 333-223208

August 10, 2020

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018 and

Equity Index Underlying Supplement dated February 26, 2018)

Linked to the Least Performing of the S&P 500® ESG Index and the Nasdaq-100® Index

►	Quarterly Contingent Coupon payments at a rate of at least 1.75% (equivalent to at least 7.00% per annum) (to be determined on the Pricing Date), payable if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to 80.00% of its Initial Value

►	Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after August 23, 2021 if the Official Closing Level of each Underlying is at or above its Call Threshold

►	If the Notes are not called and the Least Performing Underlying declines by more than 20.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount

►	Approximate 5 year term if not called prior to maturity

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $890.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-6 and “Risk Factors” beginning on page FWP-10 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.50% and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.10% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-23 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximate 5 year term if not called prior to maturity.
Reference Asset	The S&P 500® ESG Index (Ticker: “SPXESUP”) and the Nasdaq-100® Index (Ticker: “NDX”) (each an “Underlying” and together the “Underlyings”)
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date on or after August 23, 2021. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value
Contingent Coupon Rate	At least 1.75% per quarter (equivalent to at least 7.00% per annum) (to be determined on the Pricing Date)
Contingent Coupon

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	With respect to each Underlying, 80.00% of its Initial Value
Barrier Value	With respect to each Underlying, 80.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are called prior to maturity, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).
If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return
Trade Date	August 21, 2020
Pricing Date	August 21, 2020
Original Issue Date	August 26, 2020
Final Valuation Date(3)	August 21, 2025
Maturity Date(3)	August 26, 2025
CUSIP/ISIN	40438CTL5 / US40438CTL53

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called prior to maturity, so long as the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on August 23, 2021, your Notes will be called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1) As more fully described on page FWP-4.

(2) See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates and Call Payment Dates.

(3) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Reference Asset

The S&P 500® ESG Index aligns investment objectives with Environmental, Social, and Governance (ESG) values. The index uses the new S&P DJI ESG Scores and other comprehensive ESG data to select companies, targeting 75% of the market capitalization of each Global Industry Classification Standard industry group within the S&P 500® Index.

The graph above sets forth the hypothetical back-tested performance of the SPXESUP from April 30, 2010 through January 28, 2019 and the historical performance of the SPXESUP from January 28, 2019 to August 5, 2020. The SPXESUP has been calculated by S&P Dow Jones Indices LLC only since January 28, 2019. The hypothetical back-tested performance of the SPXESUP above was calculated using the selection criteria and methodology employed to calculate the SPXESUP since its inception on January 28, 2019. The hypothetical back-tested SPXESUP data only reflects the application of that methodology in hindsight, since the SPXESUP was not actually calculated and published prior to January 28, 2019. The hypothetical back-tested SPXESUP data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested SPXESUP data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual SPXESUP performance would have been had the SPXESUP been in existence or in forecasting future SPXESUP performance. The graph above also reflects the actual SPXESUP performance from January 28, 2019 to August 5, 2020 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the SPXESUP during any period shown is not an indication that the level of the SPXESUP is more or less likely to increase or decrease at any time during the term of the Notes.

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

The graphs above illustrate the performance of the Underlyings from August 5, 2010 through August 5, 2020. The closing values underlying the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset please see “Description of the Reference Asset” beginning on page FWP-17 of this document. We have derived all disclosure regarding the Referenced Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc. Autocallable Contingent Income Barrier Notes

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® ESG Index (Ticker: “SPXESUP”) and the Nasdaq-100® Index (Ticker: “NDX”) (each an “Underlying” and together the “Underlyings”)
Trade Date:	August 21, 2020
Pricing Date:	August 21, 2020
Original Issue Date:	August 26, 2020
Final Valuation Date:	August 21, 2025, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be August 26, 2025. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value
Payment at Maturity:	Unless the Notes are called prior to maturity, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

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Observation Date and Coupon Payment Dates:	Observation Dates		Coupon Payment Dates
	November 23, 2020		November 27, 2020
	February 23, 2021		February 26, 2021
	May 21, 2021		May 26, 2021
	August 23, 2021	*	August 26, 2021	**
	November 22, 2021	*	November 26, 2021	**
	February 23, 2022	*	February 28, 2022	**
	May 23, 2022	*	May 26, 2022	**
	August 23, 2022	*	August 26, 2022	**
	November 22, 2022	*	November 28, 2022	**
	February 22, 2023	*	February 27, 2023	**
	May 23, 2023	*	May 26, 2023	**
	August 23, 2023	*	August 28, 2023	**
	November 21, 2023	*	November 27, 2023	**
	February 21, 2024	*	February 26, 2024	**
	May 22, 2024	*	May 28, 2024	**
	August 21, 2024	*	August 26, 2024	**
	November 21, 2024	*	November 26, 2024	**
	February 21, 2025	*	February 26, 2025	**
	May 21, 2025	*	May 27, 2025	**
	August 21, 2025 (the Final Valuation Date)	*	August 26, 2025 (the Maturity Date)	**

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after August 23, 2021, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after August 26, 2021, as indicated above.
Contingent Coupon:

If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of at least $17.50 (to be determined on the Pricing Date) per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	At least 1.75% per quarter (equivalent to at least 7.00% per annum) (to be determined on the Pricing Date)
Initial Value:	With respect to each Underlying, its Official Closing Level on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Level on the Final Valuation Date.
Coupon Trigger:	With respect to each Underlying, 80.00% of its Initial Value.
Barrier Value:	With respect to each Underlying, 80.00% of its Initial Value.
CUSIP/ISIN:	40438CTL5 / US40438CTL53
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.

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Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any Underlying or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-10 of this document, page S-1 of the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a quarterly Contingent Coupon payment on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-14 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 7.00% per annum (or at least $17.50 per $1,000 Principal Amount per quarter, if payable) (to be determined on the Pricing Date).

Payment at Maturity

Unless the Notes are called prior to maturity, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -20.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -20.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the SPXESUP is S&P Dow Jones Indices LLC, a division of S&P Global. The reference sponsor of the NDX is Nasdaq Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

▶	You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 7.00% per annum (to be determined on the Pricing Date) if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -20.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the constituents included in the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on most or all the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -20.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the constituents included in the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Level of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the constituents included in the Underlyings during the term of the Notes.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a basket, the return would depend on the aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either Underlying would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called prior to maturity, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

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We make no representation or assurance as to the environmental and social impact of the companies included in the SPXESUP.

We make no representation or assurance that the composition of the SPXESUP satisfies, whether in whole or in part, any present or future depositor expectations or requirements as regards any direct or indirect environmental and social impact of the businesses or products of companies included in the SPXESUP. If the environmental and social impact of the companies included in the SPXESUP is a factor in an investor’s decision to invest in Notes linked to the SPXESUP, investors should consult with their legal or other advisers before making an investment in the Notes.

The SPXESUP may not be successful and may underperform alternative investment strategies.

There can be no assurance that the SPXESUP will achieve positive returns over any period. The components of the SPXESUP are selected from the constituents of the S&P 500® Index according to the methodology described below. The SPXESUP may underperform relative to the S&P 500® Index or equity markets generally, and the performance of the SPXESUP may be less favorable than alternative investment strategies that could have been implemented.

The SPXESUP follows a particular methodology, which may differ significantly from alternative approaches and investor expectations.

As described in “Description of the Reference Asset,” the SPXESUP follows a specific methodology developed by its sponsor, with determinations made by the sponsor as to which constituents of the S&P 500® Index will be selected as components of the SPXESUP. These determinations are also based on information provided by third-parties and scoring methodologies developed by the sponsor and third-parties. The SPXESUP methodology and the underlying score methodologies and may differ substantially from alternative strategies with similar objectives. Decisions to include or exclude components of the SPXESUP will be made solely by the sponsor, and such decisions will affect the performance of the SPXESUP on an ongoing basis. Additionally, the sponsor will make decisions regarding the stocks included in the SPXESUP at its own discretion, without regard to investor expectations. For example, the sponsor can exercise discretion in evaluating the severity of a controversy and determining whether to exclude a company after the publication of a Media and Stakeholder Analysis report. Similarly, any determinations made with respect to the underlying scores or data referenced by the sponsor, will be made without regard to investors. Neither we nor you will have any ability to affect decisions made regarding the SPXESUP or any underlying data, scores or methodologies. The SPXESUP may include components that differ significantly from alternative investments strategies with similar objectives and may underperform such alternative investment strategies, perhaps significantly.

The SPXESUP has a very limited operating history and may perform in unanticipated ways.

The SPXESUP was established on January 28, 2019 and therefore has little to no operating history. Because the SPXESUP is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to an index with a more established record of performance. Hypothetical back-tested performance prior to the launch of the Index provided in this document refers to simulated performance data created by applying the Index's calculation methodology to historical prices of the equities that comprise the SPXESUP. Such simulated performance data has been produced by the retroactive application of a back-tested methodology in hindsight, and may give more preference towards equities that have performed well in the past. Hypothetical back-tested results are neither an indicator or a guarantor of future results.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 12 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

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If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called prior to maturity, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Pricing Date, the higher the expectation as of the Pricing Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary

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reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Observation Dates.

Changes that affect an Underlying may affect the value of that Underlying and the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying, concerning additions, deletions and substitutions of the constituents included in that Underlying and the manner in which the reference sponsor takes account of certain changes affecting those constituents may affect the value of that Underlying. The policies of the reference sponsor could also affect the value of that Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

You will not have any ownership interest in the constituents included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the constituents included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those constituents, the Notes may underperform an investment in the constituents included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Non-U.S. Securities Risk.

Some of the equity securities included in the NDX are issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities, such as the securities, involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. You should consider carefully whether the Notes are suitable to your investment goals. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value	1,000.00*
▶ Hypothetical Call Threshold	1,000.00 (100.00% of the Initial Value)
▶ Hypothetical Barrier Value:	800.00 (80.00% of the Initial Value)
▶ Hypothetical Coupon Trigger:	800.00 (80.00% of the Initial Value)
▶ Hypothetical Contingent Coupon Rate:	7.00% per annum (1.75% for each quarter in which it is payable). The actual Contingent Coupon Rate will be at least 7.00% per annum and will be determined on the Pricing Date. If the Official Closing Level of each Underlying on every Observation Date is greater than or equal to its Coupon Trigger, the Contingent Coupon paid over the term of the Notes would total $350.00 per $1,000 Principal Amount of the Notes.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

The following examples assume that (i) the Notes are not called during the first 4 years and (ii) that none of the Underlyings fell below their respective Coupon Triggers on 10 of the Observation Dates during that period, and as a result an investor received 10 Contingent Coupons with respect to those Coupon Observation Dates, totalling $175.00 per $1,000 in Principal Amount of the Notes.

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	800.00	800.00	800.00
Coupon Trigger of each Underlying	800.00	800.00	800.00
Official Closing Level / Percentage Change of the Least Performing Underlying on the
Seventeenth Observation Date	840.00 / -16.00%	856.00 / -14.40%	620.00 / -38.00%
Eighteenth Observation Date	1,200.00 / 20.00%	840.00 / -16.00%	640.00 / -36.00%
Nineteenth Observation Date to the last Observation Date immediately prior to the Final Valuation Date	N/A	Various below 700.00 / -30.00%	Various below 700.00 / -30.00%
Final Valuation Date	N/A	824.00 / -17.60%	560.00 / -44.00%
Contingent Coupon Payment Amounts Prior to Maturity or Call	11 x $17.50 = $192.50	12 x $17.50 = $210.00	10 x $17.50 = $175.00
Payment if Notes are Called	$1,210.00	N/A	N/A
Payment at Maturity	N/A	$1,017.50	$1,000 + ($1,000 x -44.00%) = $560.00
Return of the Notes	21.00%	22.75%	-26.50%

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Example 1—The Official Closing Level of each Underlying on the Eighteenth Observation Date is greater than or equal to its Call Threshold and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on eleven of the Observation Dates prior to the Notes being called.

Underlying	Initial Value	Final Value
SPXESUP	1,000.00	1,250.00 (125.00% of Initial Value)
NDX	1,000.00	1,200.00 (120.00% of Initial Value)

Payment Upon a Call:	$1,017.50

Because the Official Closing Level of each Underlying on the Eighteenth Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,017.50 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the Contingent Coupon payments of $192.50 received in respect of the prior Observation Dates, we will have paid you a total of $1,210.00 per Note, resulting in a 21.00% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on twelve of the Observation Dates prior to the Final Valuation Date.

Underlying	Initial Value	Final Value
SPXESUP	1,000.00	1,150.00 (115.00% of Initial Value)
NDX	1,000.00	824.00 (82.40% of Initial Value)

NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-17.60%
Payment at Maturity:	$1,017.50

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,017.50 per Note, reflecting the Principal Amount plus the final Contingent Coupon.

When added to the Contingent Coupon payments of $210.00 received in respect of the prior Observation Dates, we will have paid you a total of $1,227.50 per Note, resulting in a 22.75% return on the Notes.

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Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and the Underlyings did not all close at or above their respective Coupon Triggers on any of the Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
SPXESUP	1,000.00	1,100.00 (110.00% of Initial Value)
NDX	1,000.00	560.00 (56.00% of Initial Value)

NDX is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-44.00%
Payment at Maturity:	$560.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $560.00 per $1,000 Principal Amount, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -44.00%) = $560.00

Because you received $175.00 in the first 4 years, we will pay you a total of $735.00, resulting in a -26.50% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SPXESUP

General

Below is a brief description of the SPXESUP and its performance from January 28, 2019. This information is from the Bloomberg Professional® service without independent verification by us. In addition, information regarding the SPXESUP sponsor may have been obtained from other sources, including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The information contained herein is furnished as a matter of information only. Fluctuations in or levels of the SPXESUP that have occurred in the past should not be taken as indicative of fluctuations in or levels of the SPXESUP that may occur over the term of the Notes. Neither we nor any of our affiliates makes any representation as to the performance of the SPXESUP.

The S&P 500® ESG Index

We have derived all information relating to the S&P 500® ESG Index (the “SPXESUP” or the “Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global (the “sponsor”). Neither we nor any of our affiliates has undertaken any independent review or due diligence of such information. S&P has no obligation to continue to publish, and may discontinue or suspend the publication of the SPXESUP at any time.

General

The SPXESUP (reported on the Bloomberg Professional® service under the symbol “SPXESUP”) is designed to measure the performance of securities meeting sustainability criteria, while maintaining similar overall industry group weights as the S&P 500® Index. Publication of the SPXESUP began on January 28, 2019, with a base value of 100 on April 30, 2010.

The SPXESUP is constructed from an eligible universe of stocks consisting of the stocks included in the S&P 500® Index. Eligible constituents are then excluded based on the four screens described below:

•      Tobacco. Based on data provided by Sustainalytics (a company that rates the sustainability of companies based on their environmental, social and corporate governance performance), constituents are excluded if they either directly or via an ownership interest of 25% or more of another company: (i) produce tobacco, (ii) have tobacco sales accounting for greater than 10% of their revenue, or (iii) have tobacco-related products & services accounting for greater than 10% of their revenue.

•      Controversial Weapons. Based on data provided by Sustainalytics, constituents are excluded if they either directly or via an ownership interest of 25% or more of another company are involved in: (i) cluster weapons, (ii) landmines (anti-personnel mines), (iii) biological or chemical weapons, (iv) depleted uranium weapons, (v) white phosphorus weapons, or (vi) nuclear weapons.

•      UNGC Score. The Arabesque S-Ray® Service provided by Arabesque (Deutschland) GMBH (an asset manager that, along with its affiliates based in other countries, focuses on environmental, social and governance data and quantitative models) rates companies based on the normative principles of the United Nations Global Compact (such rating, a “UNGC Score” and all companies with an assigned UNGC Score, collectively, the “UNGC Score Universe”). Any company with a UNGC Score at or below the bottom 5% of the UNGC Score Universe is excluded.

•      ESG Score. ESG Scores are determined as described below. Any company with an ESG Score that falls within the worst 25% of ESG Scores for its Global Industry Classification Standard (“GICS”) industry group is excluded. GICS entails four levels of classification: (i) sector; (ii) industry group; (iii) industries; and (iv) sub-industries. Under GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of GICS.

Companies without Sustainalytics coverage, an assigned UNGC Score or an assigned ESG Score are ineligible for inclusion in the SPXESUP until they receive Sustainalytics coverage, a UNGC Score and an ESG Score. In addition to the exclusions described above, if SAM (the trade name for a business unit of RobecoSAM AG that specializes in environmental, social and governance data, rating services and benchmarking) releases a Media and Stakeholder Analysis (an “MSA”), the applicable constituent will be reviewed and may be removed from the SPXESUP. Any constituent removed based on an MSA will not be eligible for reentry in the SPXESUP for one full calendar year. MSAs are released by SAM to highlight issues including economic crime and corruption, fraud, illegal commercial practices, human rights issues, labor disputes, workplace safety, catastrophic accidents and environmental disasters.

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The SPXESUP is then constructed from the remaining eligible stocks through the following process:

•      First, for each GICS industry group, companies are selected in decreasing order of ESG Score until 65% of the float-adjusted market capitalization for such GICS industry group is reached.

•      Second, constituents ranked between 65% and 85% for each GICS industry group are selected to get as close as possible to the target of 75% of the float-adjusted market capitalization.

•      Finally, if the combined float-adjusted market capitalization is not above the 75% target, additional eligible companies may be added in decreasing order of ESG Score to get as close as possible to the 75% target. This will continue until the addition of the next eligible component would result in the total float-adjusted market capitalization of the GICS industry group to move further away from the 75% target.

ESG Scores. S&P and SAM together provide environmental, social and governance scores (“ESG Scores”) that seek to measure companies’ financially material ESG factors based on SAM’s Corporate Sustainability Assessment (“CSA”). For purposes of assessing ESG Scores, companies are assigned to industry groups defined by SAM. These industry group assignments are based on GICS industry group classifications, but some non-standards aggregations are made by SAM.

SAM seeks to perform a CSA on each company included in the S&P Global LargeMidCap Index and the S&P Global 1200 Index (which includes all companies included in the S&P 500® Index as the S&P 500® Index is one of the constituent indices of the S&P Global 1200 Index) as of a designated date in September.

CSA requests, including industry-specific questionnaires, are sent to companies each year in March. ESG scores are calculated based on the responses to the CSA and other available data. If a company does not respond to the CSA, SAM assigns a score based on available data.

A company’s ESG Score is equal to the weighted sum of its ESG indicators. ESG indicators are assigned to different sustainability topics and questions, and the assigned weights of ESG indicators for each industry group are included in the CSAs that are distributed to companies in that industry group. The assigned weight for each ESG indicator may vary between industry groups and may be zero if SAM determines that a particular ESG indicator is not relevant for an industry group. ESG indicator weightings are reviewed each year.

The ESG Score methodology attempts to account for information bias inherent in both the self-provided answers and the discrepancies between provided answers and available information for different companies. Two sorting screens are applied to the questions in each CSA. First, all questions are assigned to one of the three dimensions: environmental, social and governance. The questions within each dimension are then designated as either “mandatory” or “non-mandatory” with a minimum number of mandatory questions required in each dimension. Questions are generally, but not always, deemed mandatory if: (i) information is provided or available for greater than 50% of companies, (ii) if the question is deemed fundamentally important by SAM, or (iii) questions involving public disclosure.

If a question is deemed mandatory but no relevant information is provided or found, a score of zero is assigned and will be included in the calculation of the company’s ESG Score. If no information is found for a non-mandatory question, the question will be disregarded and not included in the company’s ESG Score calculation. The score that is assigned to each question based on a company’s response or other available information is an ESG indicator. When no information is provided for a non-mandatory question and the question is disregarded, the weight allocated to that ESG indicator is redistributed amongst the other ESG indicators.

The ESG Score also attempts to mitigate some of the inherent data biases by normalizing the ESG indicators within each industry group based on a standardized z-score. It is the normalized ESG indicators that are used to calculate the ESG Score for each company.

The ESG Score methodology is under the supervision of the S&P DJI ESG Score Committee (the “ESG Committee”), which included committee members from S&P and SAM. The ESG Committee meets regularly. At each meeting, the ESG Committee reviews the methodology, and the ESG Committee may revise the methodology process if the ESG Committee determines a change is needed to better implement the intent of the scoring process. The ESG Committee may also make exceptions when applying the methodology.

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Index Maintenance

The SPXESUP is rebalanced once a year effective after the market close on the last business day of April. The reference date for the data used in the review is the last trading day of March. In addition to the annual rebalancing, there are quarterly updates to the underlying shares and their respective weights within the SPXESUP which are effective after the close on the third Friday in March, June, September and December. Generally, no companies are added between rebalancings, but a company can be deleted between rebalancings due to corporate events such as mergers, takeovers or delistings. In addition, at the discretion of the Committee (as defined below), a deletion may occur if an MSA is raised.

The S&P Dow Jones Indices’ Europe (EMEA) Index Committee (the “Committee”) maintains the SPXESUP and other S&P ESG Indices, meeting regularly. At each meeting, the Committee reviews pending corporate actions that may affect SPXESUP constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to the SPXESUP and any significant market events. In addition, the Committee may revise the index policy covering rules for selecting companies, treatment of dividends, share counts or other matters. S&P considers information about changes to its indices and related matters to be potentially market-moving and material. Therefore, all Committee discussions are confidential.

The table below describes some of the index maintenance adjustments applicable to the SPXESUP and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Spin-off	In general, a spin-off security is added to the index at a zero price at the market close of the day before the ex-date (with no divisor adjustment). The spin-off security will remain in the index if it meets all necessary criteria. If a spin-off security is determined to be ineligible to remain in the index, it will be removed after at least one day of regular way trading (with a divisor adjustment).	No
Rights offering	The price is adjusted to the price of the parent company minus (the price of the rights offering/rights ratio). Index shares change so that the company's weight remains the same as its weight before the rights offering.	No
Stock dividend, stock split, reverse stock split	Index shares are multiplied by and price is divided by the split factor.	No
Share Issuance, Share Repurchase, Equity Offering or Warrant Conversion	None.	No
Special dividend	Price of the stock making the special dividend payment is reduced by the per-share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

The graph below sets forth the hypothetical back-tested performance of the Index from April 30, 2010 through January 28, 2019 and the historical performance of the Index from January 28, 2019 to August 5, 2020. The Index has been calculated by S&P Dow Jones Indices LLC only since January 28, 2019. The hypothetical back-tested performance of the Index set forth in the graph below was calculated using the selection criteria and methodology employed to calculate the Index since its inception on January 28, 2019. The black vertical line shows the inception on January 28, 2019.

FWP-19

Hypothetical and Historical Comparative Data

The hypothetical back-tested Index data only reflects the application of that methodology in hindsight, since the Index was not actually calculated and published prior to January 28, 2019. The hypothetical back-tested Index data cannot completely account for the impact of financial risk in actual trading. There are numerous factors related to the equities markets in general that cannot be, and have not been, accounted for in the hypothetical back-tested Index data, all of which can affect actual performance. Consequently, you should not rely on that data as a reflection of what the actual Index performance would have been had the Index been in existence or in forecasting future Index performance. The graph above also reflects the actual Index performance from January 28, 2019 to August 5, 2020 based on information that we obtained from Bloomberg L.P. Any hypothetical or actual historical upward or downward trend in the level of the Index during any period shown is not an indication that the level of the Index is more or less likely to increase or decrease at any time during the term of the Notes.

License Agreement

We or one of our affiliates has entered into a nonexclusive license agreement providing for the license to it, in exchange for a fee, of the right to use indices owned and published by S&P in connection with some products, including the Notes.

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P. “Standard & Poor’s®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P and its affiliates and sublicensed for certain purposes by the Issuer. The SPXESUP is a product of S&P, and has been licensed for use by the Issuer.

The Notes are not sponsored, endorsed, sold or promoted by S&P, Dow Jones, Standard & Poor’s or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the depositors of the Notes or any member of the public regarding the advisability of investing in certificates of deposit generally or in the Notes particularly or the ability of the SPXESUP to track general market performance. S&P Dow Jones Indices’ only relationship to the Issuer with respect to the SPXESUP is the licensing of the SPXESUP and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices. The SPXESUP is determined, composed and calculated by S&P Dow Jones Indices without regard to the Issuer or the Notes. S&P Dow Jones Indices has no obligation to take the needs of the Issuer or the holders of the Notes into consideration in determining, composing or calculating the SPXESUP. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of the Notes or the timing of the issuance or sale of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the SPXESUP will accurately track index performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within the SPXESUP is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by the Issuer, but which may be similar to and competitive with the Notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the SPXESUP. It is possible that this trading activity will affect the value of the SPXESUP and the Notes.

FWP-20

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE SPXESUP OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ISSUER, HOLDINGS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE SPXESUP OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ISSUER, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

FWP-21

Description of the NDX

The NDX is a modified market capitalization-weighted index of 100 of the largest domestic and international non-financial companies listed on The Nasdaq Stock Market based on market capitalization. It does not contain securities of financial companies, including investment companies.

For more information about the NDX, see “The Nasdaq-100® Index” beginning on page S-27 of the accompanying Equity Index Underlying Supplement. Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from August 5, 2010 through August 5, 2020. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on the Final Valuation Date.

FWP-22

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of an Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to an Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days following the postponed accelerated Final Valuation Date. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying’s Final Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.50 % per $1,000 Principal Amount and referral fees of up to 1.60% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 4.10% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

FWP-23

We will not attempt to ascertain whether any of the entities whose stock is included in the Underlyings would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Underlyings is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Autocallable Contingent Income

Barrier Notes Linked to the Least

Performing of the S&P 500® ESG

Index and the Nasdaq-100® Index

August 10, 2020

Free Writing Prospectus

Free Writing Prospectus
General	FWP-7
Payment on the Notes	FWP-8
Investor Suitability	FWP-9
Risk Factors	FWP-10
Illustrative Examples	FWP-14
Description of the Reference Asset	FWP-17
Events of Default and Acceleration	FWP-23
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-23
U.S. Federal Income Tax Considerations	FWP-23

Equity Index Underlying Supplement
Disclaimer	i
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSE® 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58